                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                 J. BAKER, INC.
                (Name of Registrant as Specified In Its Charter)

                            ALAN I. WEINSTEIN, CLERK
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies: Not Applicable

   2) Aggregate number of securities to which transaction applies: Not
      Applicable

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Not Applicable

   4) Proposed maximum aggregate value of transaction: Not Applicable

   Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- --------------------------------------------------------------------------------

                                 J. BAKER, INC.
                              555 TURNPIKE STREET
                          CANTON, MASSACHUSETTS 02021

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 7, 1994

To the Stockholders of
  J. BAKER, INC.

     Notice is hereby given that the Annual Meeting of Stockholders of J. Baker, Inc. (the "Company") will be held at the offices of the Company, 555 Turnpike Street, Canton, Massachusetts on Tuesday, June 7, 1994, at 11:00 a.m., for the following purposes:

     1. To elect two Class II Directors to serve for a three-year term until the 1997 Annual Meeting and until their respective successors are elected and qualified;

     2. To consider and act upon a proposal to approve the 1994 Equity Incentive Plan;

     3. To ratify the selection of KPMG Peat Marwick as independent auditors for the fiscal year ending January 28, 1995; and

     4. To consider and act upon any matters incidental to the foregoing or any other matters which may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on April 20, 1994 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

                                            By Order of the Board of Directors

                                            ALAN I. WEINSTEIN
                                            Clerk

Canton, Massachusetts
May 5, 1994

                                   IMPORTANT

     IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS. ACCORDINGLY, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE MEETING.

                                 J. BAKER, INC.
                              555 TURNPIKE STREET
                          CANTON, MASSACHUSETTS 02021

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 7, 1994

GENERAL INFORMATION

     This proxy statement and the accompanying proxy card are being mailed to stockholders commencing on or about May 5, 1994. The accompanying proxy is solicited by the Board of Directors of J. Baker, Inc. (the "Company") for use at its Annual Meeting of Stockholders to be held at the offices of the Company, 555 Turnpike Street, Canton, Massachusetts on June 7, 1994, at 11:00 a.m., and any adjournments or postponements thereof. The cost of solicitation of proxies will be borne by the Company. Directors, officers and a limited number of employees may assist in the solicitation of proxies by mail, telephone and personal interview without additional compensation.

     When a proxy is returned properly signed, the shares represented thereby will be voted by the persons named as proxies in accordance with the stockholder's directions. You are urged to specify your choices on the enclosed proxy card. If a proxy is signed and no instructions are given, the shares will be voted "FOR" the nominees named herein under proposal number 1 and "FOR" proposals number 2 and 3, as set forth in the preceding Notice of Annual Meeting, and in the proxies' discretion as to other matters that may properly come before the meeting. The presence of a stockholder at the Annual Meeting will not automatically revoke a stockholder's proxy. A stockholder may, however, revoke a proxy at any time prior to the voting thereof on any matter by filing with the Clerk of the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

     The Board of Directors has fixed April 20, 1994 as the record date for the meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. As of April 20, 1994, there were 13,829,258 shares of Common Stock, par value $.50 per share ("Common Stock"), of the Company issued and outstanding. Each share is entitled to one vote. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of March 31, 1994, with respect to the shares of Common Stock of the Company beneficially owned by
(i) any person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company, (ii) each director of the Company and each of the nominees for election as director of the Company,
(iii) each of the executive officers named in the Summary Compensation Table beginning on page 10 (the "Summary Compensation Table") and (iv) all directors and executive officers as a group.

                                                                      AMOUNT AND
                                                                      NATURE OF
      TITLE               NAME, AND WITH RESPECT TO OWNERS            BENEFICIAL          PERCENT
    OF CLASS                   OF 5% OR MORE, ADDRESS                OWNERSHIP(1)         OF CLASS
    --------        -------------------------------------------      ------------         --------
Common Stock        T. Rowe Price Associates, Inc.                      968,000(2)           7.0%
$.50 par value      100 East Pratt Street
                    Baltimore, MD 21202

                    Merrill Lynch & Co., Inc.                           934,599(3)           6.8%
                    World Financial Center, North Tower
                    250 Vesey Street
                    New York, NY 10281

                    Oppenheimer Management Corporation                  855,348(4)           6.2%
                    Two World Trade Center
                    New York, NY 10048-0203

                    NBD Bancorp, Inc.                                   783,400(5)           5.7%
                    611 Woodward Avenue
                    Detroit, Michigan 48226

                    Sherman N. Baker                                    412,868(6)           3.0%
                    J. Christopher Clifford                              27,000(7)            *
                    Ervin D. Cruce                                       23,000(8)            *
                    Thomas H. Lee                                        77,267(9)            *
                    David Pulver                                         32,193(10)           *
                    Melvin M. Rosenblatt                                 21,500(11)           *
                    Stanley Simon                                        27,500(8)            *
                    Jerry M. Socol                                      135,500(12)           *
                    Linda B. Kanner                                      46,750(13)           *
                    Larry I. Kelley                                      20,750(14)           *
                    Alan I. Weinstein                                   112,994(15)           *
                    All Directors and Executive Officers as a
                    Group
                    (16 persons)                                        986,595(16)          7.0%

- ---------------

   * Less than 1%

 (1) Unless otherwise noted each person has sole voting and investment power with respect to such shares.

 (2) Information based solely on Schedule 13G of T. Rowe Price Associates, Inc. ("Price Associates") filed on behalf of itself and one of its mutual funds dated February 14, 1994. The beneficial owners have reported that the shares are owned by various individual and institutional investors including T. Rowe Price Growth Stock Fund, Inc. which owns 800,000 shares, representing 5.8% of the shares outstanding, for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. Price Associates has reported that it has sole voting power with respect to 131,000 shares and sole dispositive power with respect to 968,000 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

 (3) Information based solely on Schedule 13G of Merrill Lynch & Co., Inc. filed on behalf of itself and certain of its subsidiaries dated February 16, 1994. The beneficial owners have reported that they share voting and dispositive power with respect to 933,500 shares with each of Merrill Lynch Group, Inc. and Princeton Services, Inc.

 (4) Information based solely on Schedule 13G of Oppenheimer Management Corporation dated February 9, 1994. The beneficial owner has reported that it has no voting power with respect to the shares and it has shared dispositive power with respect to the shares.

 (5) Information based solely on Schedule 13G of NBD Bancorp, Inc., dated February 11, 1994. The beneficial owner has reported that it has sole voting power with respect to 760,950 shares, sole dispositive power with respect to 751,700 shares and shared dispositive power with respect to 29,000 shares.

 (6) Includes currently exercisable options with respect to 35,000 shares.

 (7) Includes 2,000 shares held by a charitable trust of which Mr. Clifford is a trustee and as to which Mr. Clifford disclaims beneficial ownership and currently exercisable options with respect to 15,000 shares.

 (8) Includes currently exercisable options with respect to 20,000 shares.

 (9) Includes currently exercisable options with respect to 15,000 shares.

(10) Includes currently exercisable options with respect to 5,000 shares.

(11) Includes 1,000 shares owned by Mr. Rosenblatt's wife as to which Mr. Rosenblatt disclaims beneficial ownership and currently exercisable options with respect to 17,500 shares.

(12) Includes 7,000 shares owned by Mr. Socol's wife as to which Mr. Socol disclaims beneficial ownership and currently exercisable options with respect to 66,250 shares.

(13) Includes 22,750 shares owned by Ms. Kanner as custodian for her children and 2,000 shares owned by Ms. Kanner's husband, as to which Ms. Kanner disclaims beneficial ownership. Includes currently exercisable options with respect to 17,250 shares.

(14) Represents currently exercisable options with respect to 14,500 shares and options for 6,250 shares exercisable within sixty (60) days of the record date.

(15) Includes currently exercisable options with respect to 20,750 shares.

(16) Includes currently exercisable options with respect to 253,125 shares and options for 12,500 shares exercisable within sixty (60) days of the record date. Includes 806 shares issuable upon the conversion of convertible subordinated debentures.

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended January 29, 1994.

                              (PROPOSAL NUMBER 1)

                             ELECTION OF DIRECTORS

     Pursuant to Massachusetts law, the Board of Directors of the Company has voted to fix the number of directors at eight and to classify the Board of Directors. The members of each class are elected for terms to continue until the annual meeting of stockholders held in the third year following the year of their election and until their respective successors are elected and qualified. Consequently, the term of office of the nominees elected to the Board of Directors at the 1994 annual meeting will continue until the annual meeting of stockholders to be held in 1997 and until their respective successors are elected and qualified.

     The nominees for the two Class II Directors to be voted upon at the meeting are Thomas H. Lee and Stanley Simon, the current holders of the Class II directorships. PROXIES WILL BE VOTED FOR THESE NOMINEES UNLESS OTHERWISE SPECIFIED IN THE PROXY. Management does not contemplate that any of the nominees will be unable to serve, but in such an event, proxies solicited hereby will be voted for the election of another person or persons, if any, to be designated by the Board of Directors.

     The affirmative vote of a plurality of the outstanding shares of the Company's Common Stock present or represented at the Annual Meeting is required for the election of Directors.

     The following table sets forth information regarding Messrs. Lee and Simon, the Board of Directors' nominees for election as Directors, as well as information regarding each Director whose term is not to expire until the 1995 or 1996 Annual Meeting of Stockholders.


                                             PRESENT PRINCIPAL EMPLOYMENT AND          DIRECTOR
              NAME                AGE            PRIOR BUSINESS EXPERIENCE              SINCE
              ----                ---   ------------------------------------------     --------
(NOMINEES FOR CLASS II TERM TO EXPIRE IN 1997)
Thomas H. Lee....................   50  Since 1974, owner of Thomas H. Lee Company.      1985
                                          Chairman of the Board of Directors of
                                          Hills Department Store Company, Director
                                          of Autotote Corporation, General
                                          Nutrition, Inc., Gillett Holdings, Inc.,
                                          Health-o-meter, Inc., Snapple Beverage
                                          Corporation, Finlay Fine Jewelry
                                          Corporation and Playtex Family Products
                                          Corporation and Individual General
                                          Partner of ML Lee Acquisition Fund, L.P.,
                                          ML Lee Acquisition Fund II, L.P. and ML
                                          Lee Acquisition Fund (Retirement
                                          Accounts) II, L.P.

Stanley Simon....................   76  Since 1958, Principal of Stanley Simon &         1985
                                          Associates. Director of the Company's
                                          predecessor, National Shoes, Inc., from
                                          1965 to 1985. Director of Gerber
                                          Scientific, Inc., Vornado, Inc., and
                                          General Microwave Corp.

                                               PRESENT PRINCIPAL EMPLOYMENT AND           DIRECTOR
              NAME                  AGE            PRIOR BUSINESS EXPERIENCE               SINCE
              ----                  ---    -------------------------------------------    --------
(CONTINUING DIRECTORS -- CLASS III TERM TO EXPIRE IN 1995)
J. Christopher Clifford..........   48     Since 1986, General Partner of Berkshire         1985
                                             Partners and affiliated partnerships.

Jerry M. Socol...................   52     President of the Company since September         1988
                                             1988 and Chief Executive Officer of the
                                             Company since March 1990. Chief Executive
                                             Officer of Filene's Department Stores
                                             ("Filene's"), August 1987 to June 1988.
                                             President of Filene's, January 1984 to
                                             August 1987. Director of County Seat
                                             Stores.

David Pulver.....................   52     Since 1984, President of DP Investments,         1993
                                             Inc. Chairman of the Board of Directors of
                                             Morse Shoe, Inc., 1992-January 1993.
                                             Chairman of the Board and President of
                                             Kidco since 1986; Chairman of the Board
                                             and Co-Chief Executive Officer of The
                                             Children's Place, 1968-1984. Director of
                                             Costco Wholesale Corporation, County Seat
                                             Stores and Argyle Television Operations,
                                             Inc. Trustee of Colby College in Water-
                                             ville, Maine.

(CONTINUING DIRECTORS -- CLASS I TERM TO EXPIRE IN 1996)

Sherman N. Baker.................   74     Chairman of the Board of the Company. Chief      1985
                                             Executive Officer of the Company and its
                                             predecessor from 1970 until March 1990.

Ervin D. Cruce...................   62     Since January 1992, individual investor.         1986
                                             During 1991, General Partner in the firm of
                                             Cruce & O'Brien. Since April 1985,
                                             Partner of BMA, the general partner of
                                             Investment Limited Partnership. Former
                                             Vice President of RER Texas, Inc.,
                                             general partner of BMA. Prior to 1985,
                                             partner in accounting firm of KPMG Peat
                                             Marwick, where associated for 32 years.
                                             Director of Texas Security Bancshares,
                                             Inc.

Melvin M. Rosenblatt.............   63     Certified public accountant and Chairman of      1993
                                             the Board and Chief Executive Officer of
                                             Greenberg, Rosenblatt, Kull & Bitsoli,
                                             P.C., a public accounting firm which he
                                             has been associated with since 1957. Vice
                                             Chairman of the Board of Trustees of
                                             Clark University in Worcester, Mas-
                                             sachusetts and Chairman of the Asset
                                             Development Committee of the Greater
                                             Worcester Community Foundation. Formerly
                                             a Director of Ames Department Stores,
                                             Inc., from 1979 through 1992.

INFORMATION ABOUT BOARD OF DIRECTORS AND COMMITTEES

     Directors who are not employees of the Company or otherwise compensated by the Company currently receive an annual fee of $20,000 and an annual fee of $2,500 for each committee of the Board on which they serve and are eligible to participate in the Company's 1992 Directors' Stock Option Plan (the "Directors' Plan"). Pursuant to the Directors' Plan, each eligible director is automatically granted an option to purchase 2,500 shares of the Company's Common Stock upon his or her initial election to the Board of Directors and at the close of business on the fifth business day following the Company's annual meeting of stockholders, at an exercise price equal to the closing price of the Company's Common Stock on the date of grant. In fiscal 1994, pursuant to the Directors' Plan, each of Messrs. Clifford, Cruce, Lee, Pulver, Rosenblatt and Simon was granted an option to purchase 2,500 shares of the Company's Common Stock at a per share exercise price of $22.38, the fair market value of the Company's Common Stock on the date of grant. In March 1993 upon their election as new Directors, each of Messrs. Pulver and Rosenblatt was also granted an option to purchase 2,500 shares of Common Stock at a per share exercise price of $21.75, the fair market value of the Company's Common Stock on the date of grant.

     The Company's Board of Directors held nine meetings during fiscal 1994. All of the Directors attended at least 75% of these meetings and any meetings of any committees of which such Director was a member, except for Mr. Lee.

     The Board of Directors has standing Audit, Compensation, Executive and Nominating Committees. These committees are reconstituted at the first meeting of the Board following the annual meeting of stockholders.

     The Audit Committee, which met three times during fiscal 1994, meets with the Company's independent auditors and the principal financial personnel of the Company to review the results of the annual audit. The Audit Committee also reviews the scope of, and approves fees for, audit and non-audit services performed by the independent auditors, reviews the independence of the independent auditors and reviews the adequacy and effectiveness of internal accounting controls. The present members of the Audit Committee are Messrs. Cruce (Chairman), Pulver, Rosenblatt and Simon.

     The Compensation Committee, which held two meetings during fiscal 1994, reviews and makes recommendations to the full Board regarding the compensation of senior officers of the Company. The present members of this committee are Messrs. Simon (Chairman), Clifford, Cruce and Pulver.

     The Executive Committee, which met six times during fiscal 1994, monitors and follows developments in the Company's business between meetings of the Board of Directors. The Executive Committee has no authority to take or authorize any official actions on behalf of the Company or to act in place of the Board of Directors. The present members of this committee are Messrs. Baker, Clifford, Rosenblatt and Socol.

     The Nominating Committee was established by the Board of Directors on March 29, 1994. The purpose of the Nominating Committee is to identify, evaluate and nominate candidates for election to the Board. The present members of this committee are Messrs. Pulver (Chairman), Cruce and Rosenblatt.

     On October 27, 1993, Sherman N. Baker entered into a consent decree settling SEC allegations of certain Federal securities law violations with respect to sales of Company stock which Mr. Baker had made in the fall of 1991 for estate planning purposes. The Company's Board of Directors is aware of the SEC allegations and Mr. Baker's settlement thereof, in which he neither admitted nor denied the allegations. The Board was aware that several factors came into play in Mr. Baker's decision to settle the claim, including the stress and significant costs of continuing legal proceedings. The Board notes further Mr. Baker's long and distinguished record of service and dedication to the Company and reaffirms its confidence in Mr. Baker's integrity and ability to serve the Company as a Director.

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is comprised of four outside Directors. The Board of Directors delegates to the Compensation Committee the responsibility for developing and administering the policies which govern the total compensation program for executive officers of the Company. The Committee also administers the Company's 1985 Amended and Restated Stock Option Plan (the "1985 Plan") and the Cash Incentive Compensation Plan (the "Incentive Plan") for all plan participants, including awards made to the executive officers of the Company. In making pay decisions for the named executives whose compensation is detailed in this proxy statement (other than the Chief Executive Officer and the Chairman of the Board), the Committee also takes into consideration the views and recommendations of the Chief Executive Officer concerning each executive's overall contribution to the Company's performance. The Committee has prepared the following report to summarize the executive compensation approach of the Company and describe specific decisions made by the Committee with respect to the Chief Executive Officer's compensation and future compensation guidelines.

     The general philosophy of the Committee is to link overall executive compensation with the performance of the Company and the individual executive, with operating division performance also emphasized for division executives. The focus of performance is on the achievement of both annual and long-term business objectives that contribute to the creation of long-term stockholder value. This philosophy is reflected in the Company's executive compensation approach that provides a major portion of total compensation in pay-for-performance programs that consist of long-term stock-based incentives, an annual incentive plan and merit salary increases. The combination of these compensation elements is intended to produce total pay at the median of the marketplace among similar-size specialty store retailers when the Company's performance also reflects median performance in the same group. Similarly, total compensation is intended to vary above or below the competitive median when Company performance varies from the comparative industry median.

     In 1993, the Committee engaged the services of compensation consultants from KPMG Peat Marwick for the purpose of assisting the Committee with a full review of the competitiveness and effectiveness of the Company's executive pay practices in light of the merger with Morse Shoe, Inc. This review covered base salary levels and ranges for each executive position, annual incentive practices, executive benefit arrangements and stock-based long-term incentives. It also included a comparative analysis of key industry financial results in order to evaluate the Company's relative achievement of the desired pay to performance relationship. The market data employed in the review included proxy data from specialty store retailers with similar annual sales (eleven of which comprise the "peer group" displayed in the Performance Graph below) and nationally-known compensation surveys for the retailing industry.

  Base Salary

     Base salaries for the Company's executive officers are reviewed annually and are determined through an assessment of individual performance against assigned objectives and key qualitative factors that include personal accomplishments, strategic impact and career contribution to the Company. As a guide for setting salaries, the Committee relies on competitive salary ranges developed by its compensation consultants. These ranges reflect median market practice for positions of comparable responsibility and scope in the targeted retailing marketplace.

     On an annual basis, each executive of the Company engages in a formal system of assessment known as the Annual Performance Management Program whereby goals and objectives for each performance period are established by the executive which are subject to periodic review and assessment during the performance period. At the conclusion of the performance period, the executive completes a self-appraisal and a formal review of his or her performance is conducted by the evaluating manager. The assessment of Mr. Socol's performance as Chief Executive Officer is the responsibility of the Committee. The base salary determined for Mr. Socol for fiscal year 1995 was $450,000, an increase of approximately 5.9% over fiscal year 1994. In setting Mr. Socol's base salary, the Committee considered his performance in managing the integration of the Morse Shoe operations into those of the Company subsequent to the merger and the Company's overall financial and operating results.

  Cash Incentive Compensation Plan

     The Company's Incentive Plan represents an annual incentive opportunity designed to reward certain key employees for performance of the Company relative to the achievement of pre-determined profit goals established for the year. Such goals are based on the Company's budgeted corporate pre-tax operating income as well as on each operating division's pre-tax operating income, prior to allocation of corporate overhead. Payments under the Incentive Plan are based on the achievement of such corporate and divisional profit goals, are recommended by management, subject to review by the Committee, and are then recommended to the full Board for approval.

     The Incentive Plan is linked to relative achievement of goals that are defined by a scale of threshold, target and superior profit results for the fiscal year, with target performance linked to a target award size that approximates median bonus opportunity in the marketplace. For the Incentive Plan participants, the target award guidelines range by position level from 12% to 54% of base salary, with the Chief Executive Officer at the 54% level. The threshold guideline for awards represents 25% of each position's target size and the maximum guideline (which ties to superior profit results) represents 175% of the target size. Each executive's award opportunity is also allocated on a weighted basis across the operating units for which they carry responsibility, including a portion allocated to corporate profit results. For Mr. Socol, the entire award opportunity is based on consolidated corporate results.

     In addition to these award funding guidelines, the Incentive Plan provides for an individual performance modifier that can adjust a participant's funded award by as much as 50% upward or downward to reflect all aspects of their performance for the fiscal year. In reviewing Mr. Socol's performance for fiscal year 1994, including the success of the Company in integrating the Morse Shoe operations to achieve significant on-going efficiencies, the Committee decided to apply an upward modifier of 50% to Mr. Socol's funded award of approximately 27% of base salary. The funded award reflected corporate pre-tax operating income that was between the threshold and target corporate goals approved for the year. As a result, Mr. Socol's fiscal year 1994 award was $168,863.

  Stock Option Plan

     Grants of incentive or non-qualified stock options are made to executives and other key employees of the Company under the Company's 1985 Plan. Annual grants of stock options under the 1985 Plan are made to such executives and other key employees to enable them to participate in the creation of stockholder value in the Company as well as to permit the accumulation of an equity interest in the Company, thereby aligning the interests of executives with those of stockholders. Options granted under the 1985 Plan generally vest at the rate of 25% per year and the term of each option is ten years. Individual grants under the 1985 Plan are determined based upon the level of position held, individual contribution to the achievement of the Company's financial goals and such other performance factors as management and the Committee may consider. In March, 1993, the Committee approved a stock option grant to Mr. Socol of 60,000 shares at an exercise price of $21.75. This grant was intended to reflect competitive levels of long-term incentive opportunity for the Chief Executive Officer position as identified in the 1993 post-merger market review and to place more emphasis on stock-based compensation in Mr. Socol's total compensation package. Similar factors were applied by the Committee in making stock option grants to the other executive officers during fiscal year 1994.

     The Company's 1985 Plan will terminate, according to its terms, in June, 1995. Accordingly, on March 29, 1994, the Compensation Committee and the Board of Directors voted to adopt the 1994 Equity Incentive Plan (the "Equity Incentive Plan"), which, if approved by stockholders, will provide for the issuance of stock options, restricted stock grants, unrestricted stock grants and performance share awards to executives and other key employees of the Company. The Equity Incentive Plan will provide more flexibility in the award of equity based compensation through a combination of incentive vehicles authorized under the Plan and will further the Committee's objective of aligning executive officer compensation closely with long-term stockholder interests.

  Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code (the "Code"), which became effective on January 1, 1994, will generally limit the Company's ability to deduct compensation expense in excess of $1 million paid to the Company's Chief Executive Officer or other executive officers named in the Summary Compensation Table contained in this proxy statement. The Committee is currently evaluating the impact that section 162(m) of the Code will have upon the Company's ability to deduct compensation for Federal income tax purposes, with the goal of establishing a final policy with respect thereto. Generally, the Committee expects to attempt to structure compensation payments to executive officers so as to be deductible under section 162(m). In the event, however, that the Committee determines that so structuring a compensation payment would not be in the best interests of the Company, the Committee would adjust its compensation policies and payments to provide incentives to the executive officers to achieve the performance measures or goals that the Committee believes to be in the best interests of the Company.
                                            COMPENSATION COMMITTEE

                                            Stanley Simon, Chairman
                                            J. Christopher Clifford
                                            Ervin D. Cruce
                                            David Pulver

EXECUTIVE COMPENSATION

     The following table discloses compensation received by the Company's Chief
Executive Officer and the four most highly compensated executive officers for the fiscal years ended January 29, 1994, January 30, 1993 and February 1, 1992.

                                               SUMMARY COMPENSATION TABLE


          NAME AND                                                    OTHER ANNUAL                        ALL OTHER
     PRINCIPAL POSITION         YEAR    SALARY ($)    BONUS ($)    COMPENSATION ($)(3)    OPTIONS    COMPENSATION ($)(3)
- -----------------------------   ----    ----------    ---------    -------------------    -------    -------------------
Jerry M. Socol...............   1994      420,673      168,683(1)         93,110(4)       60,000             3,538(5)
President, Chief Executive      1993      391,348      233,817(1)         48,797(4)       15,000             5,149(5)
Officer and Director            1992      340,264         -0-               -0-           25,000              -0-

Sherman N. Baker.............   1994      350,000       92,610(1)           -0-            -0-                -0-
Chairman of the Board           1993      350,000      212,192(1)           -0-            -0-                -0-
                                1992      347,756         -0-               -0-           50,000              -0-

Alan I. Weinstein............   1994      280,000       56,840(1)           -0-           30,000             3,538(5)
Senior Executive Vice           1993      229,244       90,392(1)           -0-            7,500             5,149(5)
President, Chief Financial      1992      214,239         -0-               -0-           16,000              -0-
Officer, Chief Administrative
Officer and Secretary

Larry I. Kelley..............   1994      252,404       74,868(2)           -0-           10,000            25,327(5)(6)
Executive Vice President,       1993      237,403       96,000(2)           -0-            5,000            25,994(5)(6)
President of The Casual Male,   1992      117,900*      33,030(2)           -0-           25,000              -0-
Inc.

Linda B. Kanner..............   1994      262,558       37,530(1)           -0-           20,000              -0-
Senior Executive Vice           1993      221,000       66,398(1)           -0-            3,000              -0-
President, Director of Shoe     1992      156,402*        -0-               -0-           25,000              -0-
Merchandising and Operations

- ---------------
  * Amounts shown reflect partial year salaries for each of Ms. Kanner and Mr. Kelley.

(1) Amounts shown reflect payments under the Company's Incentive Plan, and, with respect to Messrs. Baker and Socol, additional compensation pursuant to the terms of their employment agreements with the Company for fiscal 1993 only.

(2) Includes payment under the Company's Incentive Plan and guaranteed bonus under employment agreement.

(3) In accordance with a release issued by the SEC, amounts of "Other Annual Compensation" and "All Other Compensation" for 1992 are excluded from the Summary Compensation Table.

(4) Amount shown reflects reimbursement for income taxes payable in connection with the sale of shares acquired upon the exercise of certain stock options.

(5) Amounts shown reflect contributions made by the Company under the 401(k) Profit Sharing Plan based upon the officer's contributions.

(6) Amount shown reflects the reduction of $21,789 and $23,052, including imputed interest, of the principal amount outstanding under a Note dated June 3, 1991 in favor of The Casual Male, Inc., for fiscal 1994 and fiscal 1993, respectively.



                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in the fiscal year ended January 29, 1994 to the named executive officers.


                                     INDIVIDUAL GRANTS
- -------------------------------------------------------------------------------------------     POTENTIAL REALIZABLE VALUE
                                                    % OF TOTAL                                   AT ASSUMED ANNUAL RATE OF
                                                     OPTIONS                                   STOCK PRICE APPRECIATION FOR
                                                    GRANTED TO      EXERCISE                          OPTION TERM(4)
                                     OPTIONS       EMPLOYEES IN       PRICE      EXPIRATION    -----------------------------
              NAME                  GRANTED(1)    FISCAL YEAR(2)    ($/SH)(3)       DATE       0% ($)    5% ($)     10% ($)
              ----                  ----------    --------------    ---------    ----------    ------    -------    --------
Jerry M. Socol...................     60,000           13.9%         $ 21.75       3/24/03         0     822,150    2,074,950
Sherman N. Baker.................          0              0            --           --            --       --          --
Linda B. Kanner..................     20,000            4.6%         $ 21.75       3/24/03         0     274,050      691,650
Larry I. Kelley..................     10,000            2.3%         $ 21.75       3/24/03         0     137,025      345,825
Alan I. Weinstein................     30,000            6.9%         $ 21.75       3/24/03         0     411,075    1,037,475

- ---------------

(1) The options became exercisable as to 25% of the underlying shares on March 24, 1994 and will become exercisable as to 25% of the underlying shares on each successive anniversary date thereof.

(2) The Company granted options representing 432,500 shares to employees in fiscal 1994.

(3) The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the date of exercise.

(4) The dollar amount under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. The determination of stock price appreciation hereunder is based upon an Option Term of ten (10) years.


               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUE

     The following table provides information on option exercises in fiscal 1994 by the named executive officers and the value of such officers unexercised options at January 29, 1994.

                                                                           NUMBER OF                  VALUE OF UNEXERCISED
                                                                      UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                     SHARES                          AT FISCAL YEAR END (#)        AT FISCAL YEAR END ($)(1)
                                  ACQUIRED ON        VALUE        ----------------------------    ----------------------------
             NAME                 EXERCISE (#)    REALIZED ($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
             ----                 ------------    ------------    -----------    -------------    -----------    -------------
Jerry M. Socol.................           0                0         41,250          77,500         317,109         107,968
Sherman N. Baker...............      15,000          170,625         35,000               0         387,188               0
Linda B. Kanner................       6,000           82,000          5,250          34,750          45,797         128,078
Larry I. Kelley................       3,000           38,250         10,750          26,250          93,765         134,297
Alan I. Weinstein..............      10,000          156,250          9,875          38,625          52,603          67,993

- ---------------

(1) Fiscal year ended January 29, 1994. The average of the high and low prices of the Company's Common Stock on January 28, 1994, the last trading day preceding the Company's fiscal year end, was $17.8125.



                                RETIREMENT PLANS

     The following table shows the annual benefits payable under the Company's
Retirement Plan and Supplemental Plan to persons in specified compensation and years of service classifications, based on a straight life annuity form of retirement income.


                                                        REPRESENTATIVE YEARS OF SERVICE
                                                       ----------------------------------
          AVERAGE OF HIGHEST FIVE
          YEARS OF COMPENSATION                          10            20      30 (MAXIMUM)
          -------------------------------------------  -------       -------   ------------
          $ 50,000...................................  $ 5,420       $10,839    $ 16,259
           100,000...................................   12,420        24,839      37,259
           150,000...................................   19,420        38,839      58,259
           200,000...................................   26,420        52,839      79,259
           242,280*..................................   30,295        60,590      90,885
           250,000*..................................   33,420        66,839     100,259
           300,000*..................................   40,420        80,839     121,259
           350,000*..................................   47,420        94,839     142,259
           400,000*..................................   54,420       108,839     163,259
           450,000*..................................   61,420       122,839     184,259
           500,000*..................................   68,420       136,839     205,259

- ---------------

(*) The maximum compensation that may be used as of February 1, 1994 to calculate benefits under the Retirement Plan and the Supplemental Plan is $242,280.


     In December, 1993, the Board of Directors of the Company established a Supplemental Retirement Plan (the "Supplemental Plan") to provide benefits attributable to compensation in excess of $150,000, but less than $242,280. The benefit provided by the Retirement Plan and the Supplemental Plan is equal to
(i) the sum of 0.75% of the executive's highest consecutive five-year average annual compensation plus 0.65% of the excess of the executive's highest consecutive five-year average annual compensation over the average of the Social Security taxable wage bases, multiplied by (ii) the executive's years of "benefit service" with the Company (not to exceed 30 years). Effective February 1, 1994, compensation for such purposes means all compensation reported on Form W-2 up to a maximum of $242,280 for the calendar year ended December 31, 1993. Annual benefits are payable under the Company's Retirement Plan for retirees at age 65, prior to the offset, if any, for benefits accrued under the retirement plan of the Company's predecessor and for Social Security benefits. As of January 31, 1994, the number of years of "benefit service" for each of the following individuals was as follows: Sherman N. Baker -- 30 years; Jerry M. Socol -- 5 years; Linda B. Kanner -- 3 years; Larry I. Kelley -- 3 years; and Alan I. Weinstein -- 25 years.

EMPLOYMENT ARRANGEMENTS

     Mr. Baker is employed pursuant to an employment agreement dated March 25, 1993 which provides for an annual base salary of not less than $350,000 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. The agreement contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Baker's employment terminates due to his disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any bonus amount payable with respect to such fiscal year pro-rated through the date of termination of employment. The agreement is effective through March 31, 1995.

     Mr. Socol is employed pursuant to an employment agreement dated March 25, 1993 which provides for an annual base salary of not less than $425,000 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. The agreement contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Socol's employment terminates due to his disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any bonus amount payable with respect to such fiscal year pro-rated through the date of termination of employment. The agreement is effective through March 31, 1995.

     Ms. Kanner is employed pursuant to an agreement dated March 25, 1993 which provides for an annual base salary of not less than $270,000 plus incentive bonus compensation to which she may be entitled pursuant to the Incentive Plan. The agreement contains certain non-competition restrictions upon termination of employment and further provides that in the event Ms. Kanner's employment terminates due to her disability or death, the Company will pay her or her estate an amount equal to her annual base salary for a period of one year after termination of employment and any bonus amount payable with respect to such fiscal year pro-rated through the date of termination of employment. The agreement is effective through March 31, 1995.

     Mr. Kelley is employed pursuant to an agreement dated March 25, 1993 which provides for an annual base salary of not less than $255,000 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. The Agreement contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Kelley's employment terminates due to disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any bonus amount payable with respect to such fiscal year pro-rated through the date of termination of employment. The agreement is effective through March 31, 1995.

     Mr. Weinstein is employed pursuant to an agreement dated March 25, 1993 which provides for an annual salary of not less than $290,000 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. The agreement contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Weinstein's employment terminates due to disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment, and any bonus amount payable with respect to such fiscal year pro-rated through the date of termination of employment. The agreement is effective through March 31, 1995.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Stanley Simon (Chairman), J. Christopher Clifford , Ervin D. Cruce and David Pulver. None of these individuals is an executive officer and no "compensation committee interlocks" existed during the last fiscal year. Mr. Clifford is a partner of Berkshire Partners which receives one-half of the fees the Company pays Thomas H. Lee Company ("THL"), under a Management Agreement dated as of July 10, 1985 (the "Management Agreement"), between the Company and THL for consulting and management services in the areas of financial and strategic corporate planning. For the fiscal year ended January 29, 1994, the Company paid THL $120,000 for services under the Management Agreement. The Company believes that the terms of the Management Agreement are as favorable as could be obtained from an unaffiliated entity.

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return (stock price appreciation plus dividends) on the Company's Common Stock with the cumulative total return of the NASDAQ Composite Index and a peer group (1) for the five years ending January 29, 1994.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
       AMONG J. BAKER, INC., THE NASDAQ COMPOSITE INDEX AND A PEER GROUP


                                                        Cumulative Total Return
                                          --------------------------------------------------
                                          1/89     1/90     1/91     1/92     1/93     1/94
        J. Baker, Inc.                     100      166      36       113      210      182
        PEER GROUP                         100      94       83       144      187      159
        NASDAQ COMPOSITE                   100      105      108      166      187      214


* $100 INVESTED ON 01/28/89 IN STOCK OR INDEX-
  INCLUDING REINVESTMENT OF DIVIDENDS.


(1) The peer group is comprised of the following companies: Burlington Coat Factory Warehouse, Charming Shoppes, Inc., Consolidated Stores, Edison Brothers Stores, House of Fabrics, Jamesway Corp., Petrie Stores Corp., Pier 1 Imports, Rose's Stores, Inc., Ross Stores Inc. and Strawbridge & Clothier.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and THL are parties to the Management Agreement. Mr. Lee is a principal of THL and Mr. Clifford was formerly associated with THL. Both Mr. Lee and Mr. Clifford are Directors and stockholders of the Company. The Management Agreement provides for an initial term of one year with automatic extensions unless otherwise terminated by either party. Pursuant to the Management Agreement, THL provides consulting and management services to the Company in the areas of financial and strategic corporate planning. In exchange for such services, the Company has agreed to pay THL a monthly fee of $10,000 plus expenses, subject to change by mutual agreement for any extension of the Management Agreement. For the fiscal year ended January 29, 1994, the Company paid THL $120,000 for services under the Management Agreement, and the Company expects to continue to engage the services of THL under the Management Agreement for the contract year beginning July 10, 1994. The Company believes that the terms of the Management Agreement are as favorable as could be obtained from an unaffiliated entity.

     During the Company's fiscal year ended January 29, 1994, Morse Shoe, Inc. ("Morse"), a subsidiary of the Company acquired on January 30, 1993 paid Hills Department Store Company ("Hills") license fees pursuant to an agreement between Morse and Hills for operation of licensed footwear departments in Hills department stores. Mr. Lee is Chairman of the Board of Directors of Hills and an owner of approximately 18% of the outstanding capital stock of Hills. The Company believes that the terms of its license agreement with Hills are as favorable as the terms of its agreements with other licensors.

     On February 4, 1991, Hills filed a petition in bankruptcy under Chapter 11 of the United States Bankruptcy Code. On September 10, 1993, the Hills plan of reorganization was confirmed by the United States Bankruptcy Court for the Southern District of New York. Mr. Lee was Chairman of the Board of Directors of Hills at the time of the filing of the Hills bankruptcy and upon the confirmation of the Hills plan.

     The Company pays Greenberg, Rosenblatt, Kull & Bitsoli, P.C. $60,000 annually for consulting and management services provided to the Company in the areas of financial and strategic corporate planning. Mr. Rosenblatt is a principal of such firm and a director and stockholder of the Company. The Company believes that the terms of this arrangement are as favorable as could be obtained from an unaffiliated entity.

     As of June 3, 1991, The Casual Male, Inc. made an interest-free loan in the amount of $75,000 to Larry I. Kelley in connection with his agreement to become the President of The Casual Male, Inc. and an Executive Vice President of the Company. Mr. Kelley executed a promissory note (the "Note") in connection with this loan which Note provides for the reduction, by twenty five percent, of the principal amount outstanding on each anniversary year of the Note so long as Mr. Kelley remains employed by the Company. If Mr. Kelley is no longer employed by the Company or by an affiliate of the Company prior to June 3, 1995, the remaining principal balance of the Note will become immediately due and payable, provided, however, that in the event of Mr. Kelley's death or disability, such balance will be reduced by $18,750. As of April 1, 1994, there was $37,500 outstanding under the Note. On February 2, 1993 and April 30, 1993, the Company made loans, each in the amount of $15,000 to Mr. Kelley, which loans bear interest at the rate of 6% and 6 1/2%, respectively (the "Loans"). Since the beginning of the Company's last fiscal year, the largest aggregate amount outstanding under the Note and the Loans was $86,250. Mr. Kelley has repaid the entire balance of the April Loan and as of April 1, 1994, there remained $15,000 outstanding on the February Loan.

                              (PROPOSAL NUMBER 2)

                 PROPOSAL TO APPROVE 1994 EQUITY INCENTIVE PLAN

PROPOSAL

     The Board of Directors has adopted the 1994 Equity Incentive Plan (the "1994 Plan") for officers and other employees of the Company and its subsidiaries, subject to the approval of the Plan by the stockholders.

     The 1994 Plan is to be administered by the Compensation Committee (the "Committee"). The Committee, at its discretion, may grant to officers and other employees a variety of stock incentive awards based on the Common Stock of the Company. Awards under the 1994 Plan may include stock options (both incentive options and non-qualified options), grants of restricted stock, grants of performance shares and unrestricted grants of stock.

     Subject to adjustment for stock splits, stock dividends and similar events, the total number of shares of Common Stock that can be issued under the 1994 Plan is 1,000,000 shares, of which no more than 150,000 shares will be available for grants in the form of restricted stock, performance shares or unrestricted stock. In order to satisfy the performance-based compensation exception to the $1 million cap on the Company's tax deduction imposed by section 162(m) of the Code, the Plan also provides that no more than 100,000 stock options may be granted to any one individual in any calendar year. The shares issued by the Company under the 1994 Plan may be authorized but unissued shares or shares reacquired by the Company.

RECOMMENDATION

     The Board of Directors believes that stock options and other stock-based incentive awards can play an important role in the success of the Company by encouraging and enabling the officers and other employees of the Company and its subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. The Board of Directors anticipates that providing such persons with a direct stake in the Company will assure a closer identification of the interests of participants in the 1994 Plan with those of the Company, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company. However, under the Company's 1985 Plan, there are only approximately 53,000 remaining shares available for grant. The shares available under the 1985 Plan may be utilized prior to any grants of incentive stock options or non-qualified stock options, respectively, under the 1994 Plan.

     The Board of Directors believes that the proposed 1994 Plan, which provides for a greater range of stock-based incentive awards and permits greater flexibility in the terms of such awards than the 1985 Plan, will help the Company to achieve its goals by keeping the Company's incentive compensation program dynamic and competitive with those of other companies. Accordingly, the Board of Directors believes that the 1994 Plan is in the best interests of the Company and its stockholders and recommends that the stockholders approve the Plan. The 1994 Plan will not take effect unless it is approved by the affirmative vote of the holders of at least a majority of the shares of the Common Stock present or represented and entitled to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE 1994 PLAN BE APPROVED, AND THEREFORE RECOMMENDS A VOTE FOR THIS PROPOSAL.

SUMMARY OF THE 1994 PLAN

     The following description of certain features of the 1994 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 1994 Plan which is attached hereto as Exhibit A.

     Plan Administration; Eligibility. The 1994 Plan is to be administered by the Compensation Committee of the Board of Directors of the Company. All members of the Committee must be "disinterested persons" as that term is defined under the rules promulgated by the Securities and Exchange Commission and "outside directors" as defined in Section 162 of the Code and the regulations promulgated thereunder.

     The Committee has full power to select, from among the employees eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms of each award, subject to the provisions of the 1994 Plan. Persons eligible to participate in the 1994 Plan will be those employees of the Company and its subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its subsidiaries, as selected from time to time by the Committee.

     Stock Options. The 1994 Plan permits the granting of (i) options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Options") under Section 422 of the Code and (ii) options that do not so qualify ("Non-Qualified Options"). The option exercise price of each option will be determined by the Committee but may not be less than 100% of the fair market value of the shares on the date of grant.

     The term of each option will be fixed by the Committee and may not exceed ten years from date of grant in the case of an Incentive Option. The Committee will determine at what time or times each option may be exercised and, subject to the provisions of the 1994 Plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee.

     Upon exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the Committee or, if the Committee so permits, by delivery of shares of Common Stock already owned by the optionee. The exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee.

     To qualify as Incentive Options, options must meet additional Federal tax requirements, including limits on the value of shares subject to Incentive Options which first become exercisable in any one year, and a shorter term and higher minimum exercise price in the case of certain large shareholders.

     Restricted Stock. The Committee may also award shares of Common Stock to officers and other employees subject to such conditions and restrictions as the Committee may determine ("Restricted Stock"). These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified restricted period. The purchase price, if any, of shares of Restricted Stock will be determined by the Committee. If the performance goals and other restrictions are not attained, the employees may forfeit their awards of Restricted Stock.

     Unrestricted Stock. The Committee may also grant shares (at no cost or for a purchase price determined by the Committee) which are free from any restrictions under the 1994 Plan ("Unrestricted Stock"). Unrestricted Stock may be issued to employees in recognition of past services or other valid consideration, and may be issued in lieu of cash bonuses to be paid to such employees.

     Performance Share Awards. The Committee may also grant performance share awards to employees entitling the recipient to receive shares of Common Stock upon the achievement of individual or Company performance goals and such other conditions as the Committee shall determine ("Performance Share Awards"). Except as otherwise determined by the Committee, rights under a Performance Share Award not yet earned will terminate upon a participant's termination of employment.

     Adjustments for Stock Dividends, Mergers, Etc. The Committee will make appropriate adjustments in outstanding awards to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation, sale of the Company or similar event, the Committee, in its discretion, may provide for substitution or adjustments of outstanding options, or may terminate all unexercised options with or without payment of cash consideration.

     Amendments and Termination. The Board of Directors may at any time amend or discontinue the 1994 Plan, and the Committee may at any time amend or cancel outstanding awards for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may be taken which adversely affects any rights under outstanding awards without the holder's consent. Further, Plan amendments shall be subject to approval by the Company's shareholders if and to the extent required by the Securities Exchange Act of 1934, as amended, to ensure that awards granted under the Plan are exempt under Rule 16b-3 promulgated under the Exchange Act.

     Change of Control Provisions. The Plan provides that in the event of a "Change of Control" (as defined in the 1994 Plan) of the Company, all stock options shall automatically become fully exercisable. In addition, at any time prior to or after a Change of Control, the Committee may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

EFFECTIVE DATE OF 1994 PLAN

     The 1994 Plan will become effective upon approval by the holders of at least a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Awards of Incentive Options may be granted under the 1994 Plan until March 29, 2004.

TAX ASPECTS UNDER THE U.S. INTERNAL REVENUE CODE

     The following is a summary of the principal Federal income tax consequences of option grants under the 1994 Plan. It does not describe all Federal tax consequences under the 1994 Plan, nor does it describe state or local tax consequences.

INCENTIVE OPTIONS

     Under the Code, an employee will not realize taxable income by reason of the grant or the exercise of an Incentive Option. If an employee exercises an Incentive Option and does not dispose of the shares until the later of (a) two years from the date the option was granted or (b) one year from the date the shares were transferred to the employee, the entire gain, if any, realized upon disposition of such shares will be taxable to the employee as long-term capital gain, and the Company will not be entitled to any deduction. If an employee disposes of the shares within such one-year or two-year period in a manner so as to violate the holding period requirements (a "disqualifying disposition"), the employee generally will realize ordinary income in the year of disposition, and, provided the Company complies with applicable withholding requirements, the Company will receive a corresponding deduction, in an amount equal to the excess of (1) the lesser of (x) the amount, if any, realized on the disposition and (y) the fair market value of the shares on the date the option was exercised over
(2) the option price. Any additional gain realized on the disposition will be long-term or short-term capital gain and any loss will be long-term or short-term capital loss. The employee will be considered to have disposed of his shares if he sells, exchanges, makes a gift of or transfers legal title to the shares (except by pledge or by transfer on death). If the disposition of shares is by gift and violates the holding period requirements, the amount of the employee's ordinary income (and the Company's deduction) is equal to the fair market value of the shares on the date of exercise less the option price. If the disposition is by sale or exchange, the employee's tax basis will equal the amount paid for the shares plus any ordinary income realized as a result of the disqualifying distribution. The exercise of an Incentive Option may subject the employee to the alternative minimum tax.

     An employee who surrenders shares of Common Stock in payment of the exercise price of his Incentive Option generally will not, under proposed Treasury Regulations, recognize any gain or loss upon the surrender of such shares. The surrender of shares of Common Stock previously acquired upon exercise of an Incentive

Option in payment of the exercise price of another Incentive Option is, however, a "disposition" of such shares of common stock. If the Incentive Option holding period requirements described above have not been satisfied with respect to such shares of common stock, such disposition will be a disqualifying disposition that may cause the employee to recognize ordinary income as discussed above.

     Under proposed Treasury Regulations, all of the shares of Common Stock received by an employee upon exercise of an Incentive Option by surrendering shares of common stock will be subject to the Incentive Option holding period requirements. Of those shares, a number of shares (the "Exchange Shares") equal to the number of shares of Common Stock surrendered by the employee will have the same tax basis for capital gains purposes (increased by any ordinary income recognized as a result of any disqualifying disposition of the surrendered shares if they were Incentive Option shares) and the same capital gains holding period as the shares surrendered. For purposes of determining ordinary income upon a subsequent disqualifying disposition of the Exchange Shares, the amount paid for such shares will be deemed to be the fair market value of the shares surrendered. The balance of the shares received by the employee will have a tax basis (and a deemed purchase price) of zero and a capital gains holding period beginning on the date of exercise. The Incentive Option holding period for all shares will be the same as if the option had been exercised for cash.

     An Incentive Option that is exercised by an employee more than three months after an employee's employment terminates will be treated as a Non-Qualified Option for federal income tax purposes. In the case of an employee who is disabled, the three-month period is extended to one year and in the case of an employee who dies, the three-month employment rule does not apply.

NON-QUALIFIED OPTIONS

     There are no federal income tax consequences to either the employee, or the Company on the grant of a Non-Qualified Option. On the exercise of a Non-Qualified Option, the employee (except as described below) has taxable ordinary income equal to the excess of the fair market value of the Common Stock received on the exercise date over the option price of the shares. The employee's tax basis for the shares acquired upon exercise of a Non-Qualified Option is increased by the amount of such taxable income. The Company will be entitled to a federal income tax deduction in an amount equal to such excess, provided the Company complies with applicable withholding rules. Upon the sale of the shares acquired by exercise of a Non-Qualified Option, employees will realize long-term or short-term capital gain or loss depending upon their holding period for such shares.

     Section 83 of the Code and the regulations thereunder provide that, the date for reporting and determining the amount of ordinary income (and the Company's equivalent deduction) upon exercise of a Non-Qualified Option and for the commencement of the holding period of the shares thereby acquired by a person who is subject to Section 16 of the Securities Exchange Act of 1934 will be delayed until the date that is the earlier of (i) six months after the date of the exercise and (ii) such time as the shares received upon exercise could be sold at a gain without the person being subject to such potential liability.

     An employee who surrenders shares of Common Stock in payment of the exercise price of a Non-Qualified Option will not recognize gain or loss on the surrender of such shares. (Such an employee will recognize ordinary income on the exercise of the Non-Qualified Option as described above.) Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered will have the same tax basis and capital gains holding period as the shares surrendered. The balance of the shares received will have a tax basis equal to their fair market value on the date of exercise, and the capital gains holding period will begin on the date of exercise.

PARACHUTE PAYMENTS

     The exercise of any portion of any option that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated options to be treated as "parachute payments" as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or portion of such payment (in addition to other taxes ordinarily payable).

                              (PROPOSAL NUMBER 3)

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected KPMG Peat Marwick, independent public accountants, to audit the books, records and accounts of the Company for the fiscal year ending January 28, 1995. In accordance with a vote of the Board of Directors, this selection is being presented to the stockholders for ratification at this meeting.

     The firm of KPMG Peat Marwick has audited the books of the Company and its predecessor for more than twenty years. KPMG Peat Marwick has no direct or indirect material financial interest in the Company. A representative of KPMG Peat Marwick is expected to be present at the meeting and will be given the opportunity to make a statement, if he so desires. The representative also will be available to respond to questions raised by those in attendance at the meeting.

     The affirmative vote of a majority of the outstanding shares of the Company's Common Stock present or represented at the Annual Meeting is required to approve the proposal. Ratification by the stockholders is not required. If the proposal is not approved by the stockholders, the Board of Directors does not plan to change the appointment for fiscal 1995, but will consider the stockholder vote in appointing auditors for fiscal 1996.

                            ------------------------
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF THE INDEPENDENT PUBLIC ACCOUNTANTS.
                            ------------------------

                                 OTHER MATTERS

     The management of the Company knows of no matter not specifically referred to above as to which any action is expected to be taken at the meeting. It is intended, however, that the persons named as proxies will vote the proxies in regard to such other matters and the transaction of such other business as may properly be brought before the meeting, as seems to them to be in the best interest of the Company and its stockholders.

                             STOCKHOLDER PROPOSALS

     In accordance with the rules established by the SEC for a proposal of a stockholder to be included in the Board of Directors' Proxy Statement for the Company's 1995 Annual Meeting, the proposal must be received at the principal executive offices of the Company on or before January 4, 1995. Such a proposal must also comply with the requirements as to form and substance established by the SEC in order to be included in the Proxy Statement.

     In addition, the Company's By-Laws provide that any stockholder of record wishing to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the By-Laws, to the Company at its principal executive offices not less than 75 days nor more than 180 days prior to the anniversary date of the prior year's annual meeting or special meeting in lieu thereof (the "Anniversary Date"); provided, however, that in the event that the annual meeting is called for a date more than seven calendar days prior to the Anniversary Date, stockholders may, under certain circumstances set forth in the Company's By-Laws, have additional time to deliver their stockholder notice.

                                                                       EXHIBIT A

                                 J. BAKER, INC.

                           1994 EQUITY INCENTIVE PLAN

SECTION 1.  General Purpose of the Plan; Definitions

     The name of the plan is the J. Baker, Inc. 1994 Equity Incentive Plan (the "Plan"). The purpose of the Plan is to encourage and enable the officers and other key employees of J. Baker, Inc. (the "Company") and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company's welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company.

     The following terms shall be defined as set forth below:

          "Act" means the Securities Exchange Act of 1934, as amended.

          "Award" or "Awards," except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Unrestricted Stock Awards and Performance Share Awards.

          "Board" means the Board of Directors of the Company.

          "Cause" means the occurrence of one or more of the following: (i) employee is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company or any Subsidiary, as determined by the Board in good faith in its sole discretion, (ii) employee engages in a fraudulent act to the material damage or prejudice of the Company or any Subsidiary or in conduct or activities materially damaging to the property, business or reputation of the Company or any Subsidiary, all as determined by the Board in good faith in its sole discretion, (iii) any material act or omission by employee involving malfeasance or negligence in the performance of employee's duties to the Company or any Subsidiary to the material detriment of the Company or any Subsidiary, as determined by the Board in good faith in its sole discretion, which has not been corrected by employee within 30 days after written notice from the Company of any such act or omission, (iv) failure by employee to comply in any material respect with the terms of his employment agreement, if any, or any written policies or directives of the Board as determined by the Board in good faith in its sole discretion, which has not been corrected by employee within 30 days after written notice from the Company of such failure, or (v) material breach by employee of his noncompetition agreement with the Company, if any, as determined by the Board in good faith in its sole discretion.

          "Change of Control" is defined in Section 13.

          "Code" means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

          "Committee" means the Committee of the Board referred to in Section 2.

          "Disability" means an employee's inability to perform his normal required services for the Company and its Subsidiaries for a period of six consecutive months by reason of the employee's mental or physical disability, as determined by the Committee in good faith in its sole discretion.

          "Disinterested Person" means a member of the Board who qualifies as such under Rule 16b-3(c)(2)(i) promulgated under the Act, or any successor definition under said Rule.

          "Effective Date" means the date on which the Plan is approved by stockholders as set forth in Section 15.

          "Fair Market Value" on any given date means the closing price per share of Stock on the NASDAQ National Market Systems, or the principal exchange on which the Stock is traded, on such date (or if no such price is reported on such date, such price as reported on the nearest preceding date on which such price is reported).

          "Incentive Stock Option" means any Stock Option designated and qualified as an "incentive stock option" as defined in Section 422 of the Code.

          "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

          "Option" or "Stock Option" means any option to purchase shares of Stock granted pursuant to Section 5.

          "Outside Director" means a member of the Board who qualifies as such under Section 162(m) of the Code and the regulations promulgated thereunder.

          "Performance Share Award" means Awards granted pursuant to Section 8.

          "Restricted Stock Award" means Awards granted pursuant to Section 6.

          "Retirement" means the employee's termination of employment with the Company and its Subsidiaries after attainment of the age and/or service requirements to qualify for early or normal retirement under the Company's qualified retirement plan.

          "Stock" means the Common Stock, par value $0.50 per share, of the Company, subject to adjustments pursuant to Section 3.

          "Subsidiary" means any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities, beginning with the Company if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

          "Unrestricted Stock Award" means Awards granted pursuant to Section 7.

SECTION 2. Administration of Plan; Committee Authority to Select Participants and Determine Awards

     (a) Committee. The Plan shall be administered by two or more Outside Directors appointed from time to time to serve as the Compensation Committee of the Board. Each member of the Committee shall also be a Disinterested Person. No member of the Board shall be liable for any action or determination under the Plan made in good faith.

     (b) Powers of Committee. The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

          (i) to select the officers and other employees of the Company and its Subsidiaries to whom Awards may from time to time be granted;

          (ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Unrestricted Stock Awards and Performance Share Awards, or any combination of the foregoing, granted to any one or more participants;

          (iii) to determine the number of shares of Stock to be covered by any Award;

          (iv) to determine and modify the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and participants, and to approve the form of written instruments evidencing the Awards;

          (v) to accelerate the exercisability or vesting of all or any portion of any Award, with or without conditions;

          (vi) subject to the provisions of Section 5(a)(ii), to extend the period in which Stock Options may be exercised;

          (vii) to determine whether, to what extent, and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the participant and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Committee) or dividends or deemed dividends on such deferrals; and

          (viii) to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

     All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Plan participants.

SECTION 3. Stock Issuable Under the Plan; Recapitalizations; Mergers; Substitute
           Awards

     (a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 1,000,000 shares, of which no more than 150,000 shares shall be available for issuance in the form of Restricted Stock Awards, Unrestricted Stock Awards or Performance Share Awards, counted cumulatively, during the term of the Plan. For purposes of the foregoing limitations, the shares of Stock underlying any Awards which are forfeited, cancelled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan so long as the participants to whom such Awards had been previously granted received no benefits of ownership of the underlying shares of Stock to which the Award related. No more than 100,000 Stock Options may be granted to any one individual participant during any calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

     (b) Recapitalizations. If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, the Committee shall make an appropriate or proportionate adjustment in (i) the maximum number and kind of shares reserved for issuance under the Plan and in the form of Restricted Stock Awards, Unrestricted Stock Awards or Performance Share Awards, (ii) the maximum number of Stock Options that can be granted to any one individual participant; (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, and (iv) the price for each share subject to any then outstanding Stock Options under the Plan, without changing the aggregate exercise price as to which such Stock Options remain exercisable. The adjustment by the Committee shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional shares.

     (c) Mergers. In the event a consolidation or merger or sale of all or substantially all of the assets of the Company in which outstanding shares of Stock are exchanged for securities, cash or other property of any other corporation or business entity or in the event of a liquidation of the Company, the Board, or the board of directors of any corporation assuming the obligations of the Company, may, in its discretion, take any one or more of the following actions, as to outstanding Stock Options: (i) provide that such Stock Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to the optionees, provide that all unexercised Stock Options will terminate immediately prior to the consummation of such transaction unless exercised by the optionee within a specified period following the date of such notice, and/or
(iii) in the event of a business combination under the terms of which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the business combination (the "Merger Price"), make or provide for a cash payment to the optionees equal to the difference between (A) the Merger Price times the number of shares of Stock subject to such outstanding Stock Options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding options in exchange for the termination of such options.

     (d) Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock based awards held by employees of another corporation who concurrently become employees of the Company or a Subsidiary as the result of a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

SECTION 4.  Eligibility

     Participants in the Plan will be such full or part-time officers and other employees of the Company and its Subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its Subsidiaries and who are selected from time to time by the Committee, in its sole discretion.

SECTION 5.  Stock Options

     Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

     Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. To the extent that any Option does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

     No Incentive Stock Option shall be granted under the Plan after March 28, 2004.

     (a) Stock Options Granted to Employees. The Committee in its discretion may grant Stock Options to eligible employees of the Company or any Subsidiary. Stock Options granted to employees pursuant to this

Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

          (i) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Committee at the time of grant but shall not be less than 100% of the Fair Market Value on the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option shall be not less than 110% of the Fair Market Value on the grant date.

          (ii) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Incentive Stock Option shall be exercisable more than ten years after the date the option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation and an Incentive Stock Option is granted to such employee, the term of such option shall be no more than five years from the date of grant.

          (iii) Exercisability; Rights of a Stockholder. Stock Options shall become vested and exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date. The Committee may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

          (iv) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods:

             (A) In cash, by certified or bank check or other instrument acceptable to the Committee;

             (B) In the form of shares of Stock that are not then subject to restrictions under any Company plan and that have been held by the optionee for at least six months, if permitted by the Committee in its discretion. Such surrendered shares shall be valued at Fair Market Value on the exercise date; or

             (C) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure.

     Payment instruments will be received subject to collection. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Stock Option or applicable provisions of laws.

          (v) Non-transferability of Options. Except as otherwise permitted by the Committee, no Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee.

          (vi) Termination by Reason of Death. Any Stock Option held by an optionee whose employment by the Company and its Subsidiaries is terminated by reason of death shall become fully exercisable and may thereafter be exercised by the legal representative or legatee of the optionee, for a period of twelve months (or such longer period as the Committee shall specify at any time) from the date of death, or until the expiration of the stated term of the Option, if earlier.

          (vii) Termination by Reason of Disability.

             (A) Any Stock Option held by an optionee whose employment by the Company and its Subsidiaries is terminated by reason of Disability shall become fully exercisable and may thereafter be exercised, for a period of twelve months (or such longer period as the Committee shall specify at any time) from the date of such termination of employment, or until the expiration of the stated term of the Option, if earlier.

             (B) The Committee shall have sole authority and discretion to determine whether a participant's employment has been terminated by reason of Disability.

             (C) Except as otherwise provided by the Committee at the time of grant, the death of an optionee during the period provided in this
        Section 5(a)(vii) for the exercise of a Stock Option shall extend such period for twelve months from the date of death, subject to termination on the expiration of the stated term of the Option, if earlier.

          (viii) Termination by Reason of Retirement.

             (A) Any Stock Option held by an optionee whose employment by the Company and its Subsidiaries is terminated by reason of Retirement may thereafter be exercised, to the extent it was exercisable at the time of such termination, for a period of twenty-four months (or such other period as the Committee shall specify at any time) from the date of such termination of employment, or until the expiration of the stated term of the Option, if earlier.

             (B) Except as otherwise provided by the Committee at the time of grant, the death of an optionee during a period provided in this Section 5(a)(viii) for the exercise of a Stock Option shall extend such period for twelve months from the date of death, subject to termination on the expiration of the stated term of the Option, if earlier.

          (ix) Termination for Cause. If any optionee's employment by the Company and its Subsidiaries is terminated for Cause, any Stock Option held by such optionee, including any Stock Option that is immediately exercisable at the time of such termination, shall immediately terminate and be of no further force and effect; provided, however, that the Committee may, in its sole discretion, provide that such Stock Option can be exercised for a period of up to 30 days from the date of termination of employment or until the expiration of the stated term of the Option, if earlier.

          (x) Other Termination. Unless otherwise determined by the Committee, if an optionee's employment by the Company and its Subsidiaries terminates for any reason other than death, Disability, Retirement, or for Cause, any Stock Option held by such optionee may thereafter be exercised, to the extent it was exercisable on the date of termination of employment, for three months (or such longer period as the Committee shall specify at any time) from the date of termination of employment or until the expiration of the stated term of the Option, if earlier.

          (xi) Annual Limit on Incentive Stock Options. To the extent required for "incentive stock option" treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its Subsidiaries become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

          (xii) Form of Settlement. Shares of Stock issued upon exercise of a Stock Option shall be free of all restrictions under the Plan, except as otherwise provided in this Plan.

SECTION 6.  Restricted Stock Awards

     (a) Nature of Restricted Stock Awards. The Committee may grant Restricted Stock Awards to any employee of the Company or any Subsidiary. A Restricted Stock Award is an Award entitling the recipient to acquire, at no cost or for a purchase price determined by the Committee, shares of Stock subject to such restrictions and conditions as the Committee may determine at the time of grant ("Restricted Stock"). Conditions may be based on continuing employment and/or achievement of pre-established performance goals and objectives.

     (b) Acceptance of Award. A participant who is granted a Restricted Stock Award shall have no rights with respect to such Award unless the participant shall have accepted the Award within 30 days (or such shorter date as the Committee may specify) following the award date by making payment to the Company, if required, by certified or bank check or other instrument or form of payment acceptable to the Committee in an amount equal to the specified purchase price, if any, of the shares covered by the Award and by executing and delivering to the Company a written instrument that sets forth the terms and conditions of the Restricted Stock Award in such form as the Committee shall determine.

     (c) Rights as a Stockholder. Upon complying with Section 6(b) above, a participant shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Committee shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 6(e) below.

     (d) Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the written instrument evidencing the Restricted Stock Award. In the event of termination of employment by the Company and its Subsidiaries for any reason other than death or Disability, the Company shall have the right, at the discretion of the Committee, to repurchase Restricted Stock with respect to which conditions have not lapsed at their purchase price, or to require forfeiture of such shares to the Company if acquired at no cost, from the participant or the participant's legal representative. The Company must exercise such right of repurchase or forfeiture not later than the 90th day following such termination of employment (unless otherwise specified in the written instrument evidencing the Restricted Stock Award).

     (e) Vesting of Restricted Stock. The Committee at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company's right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed "vested." A participant whose employment is terminated for reason of death or Disability shall become fully vested in his Restricted Stock on his termination date to the extent such vesting is otherwise contingent only on continued service with the Company. Where vesting is contingent on attainment of pre-established performance goals, the vesting of Restricted Stock in the case of death or Disability shall remain dependent on the attainment of such goals and shall be determined as of such date or dates specified by the Committee.

     (f) Waiver, Deferral and Reinvestment of Dividends. The written instrument evidencing the Restricted Stock Award may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock.

SECTION 7.  Unrestricted Stock Awards

     The Committee may, in its sole discretion, grant (or sell at a purchase price determined by the Committee) an Unrestricted Stock Award to any employee of the Company or any Subsidiary pursuant to which such employee may receive shares of Stock free of any restrictions under the Plan in lieu of any cash compensation to such employee.

SECTION 8.  Performance Share Awards

     (a) Nature of Performance Share Awards. A Performance Share Award is an award entitling the recipient to acquire shares of Stock upon the attainment of specified performance goals. The Committee may make Performance Share Awards independent of or in connection with the granting of any other Award under the Plan. Performance Share Awards may be granted under the Plan to any employees of the Company or any Subsidiary, including those who qualify for awards under other performance plans of the Company. The Committee in its sole discretion shall determine whether and to whom Performance Share Awards shall be made, the performance goals applicable under each such Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded Performance Shares; provided, however, that the Committee may rely on the performance goals and other standards applicable to other performance unit plans of the Company in setting the standards for Performance Share Awards under the Plan.

     (b) Restrictions on Transfer. Performance Share Awards and all rights with respect to such Awards may not be sold, assigned, transferred, pledged or otherwise encumbered.

     (c) Rights as a Shareholder. A participant receiving a Performance Share Award shall have the rights of a shareholder only as to shares actually received by the participant under the Plan and not with respect to shares subject to the Award but not actually received by the participant. A participant shall be entitled to receive a stock certificate evidencing the acquisition of shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the written instrument evidencing the Performance Share Award (or in a performance plan adopted by the Committee).

     (d) Termination. Except as may otherwise be provided by the Committee at any time prior to termination of employment, a participant's rights in all Performance Share Awards shall automatically terminate upon the participant's termination of employment by the Company and its Subsidiaries for any reason.

     (e) Acceleration, Waiver, Etc. At any time prior to the participant's termination of employment by the Company and its Subsidiaries, the Committee may in its sole discretion accelerate, waive or, subject to Section 11, amend any or all of the goals, restrictions or conditions imposed under any Performance Share Award.

SECTION 9.  Tax Withholding

     (a) Payment by Participant. Each participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

     (b) Payment in Stock. A participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due. With respect to any participant who is subject to
Section 16 of the Act, the following additional restrictions shall apply:

          (A) the election to satisfy tax withholding obligations relating to an Award in the manner permitted by this Section 9(b) shall be made either (1) during the period beginning on the third business day following the date of release of quarterly or annual summary statements of sales and earnings of the Company and ending on the twelfth business day following such date, or
     (2) at least six months prior to the date as of which the receipt of such an Award first becomes a taxable event for Federal income tax purposes;

          (B) such election shall be irrevocable;

          (C) such election shall be subject to the consent or disapproval of the Committee; and

          (D) the Stock withheld to satisfy tax withholding must pertain to an Award which has been held by the participant for at least six months from the date of grant of the Award.

SECTION 10.  Transfer, Leave of Absence, Etc.

     For purposes of the Plan, the following events shall not be deemed a termination of employment:

          (a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

          (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee's right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

SECTION 11.  Amendments and Termination

     The Board may, at any time, amend or discontinue the Plan and the Committee may, at any time, amend or cancel any outstanding Award (or provide substitute Awards at the same or reduced exercise or purchase price or with no exercise or purchase price, but such price, if any, must satisfy the requirements which would apply to the substitute or amended Award if it were then initially granted under this Plan) for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder's consent. If and to the extent required by the Act to ensure that Awards granted under the Plan are exempt under Rule 16b-3 promulgated under the Act, Plan amendments shall be subject to approval by the Company's stockholders.

SECTION 12.  Status of Plan

     With respect to the portion of any Award which has not been exercised and any payments in cash, Stock or other consideration not received by a participant, a participant shall have no rights greater than those of a general creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company's obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 13.  Change of Control Provisions

     Upon the occurrence of a Change of Control as defined in this Section 13:

          (a) Each outstanding Stock Option shall automatically become fully exercisable notwithstanding any provision to the contrary herein.

          (b) Each Restricted Stock Award and Performance Share Award shall be subject to such terms, if any, with respect to a Change of Control as have been provided by the Committee in connection with such Award.

          (c) "Change of Control" shall mean the occurrence of any one of the following events:

             (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Act (other than the Company, any of its Subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its Subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 30% or more of either (A) the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board of Directors ("Voting Securities") or
        (B) the then outstanding shares of Stock of the Company (in either such case other than as a result of acquisition of securities directly from the Company); or

             (ii) persons who, as of the Effective Date, constitute the Company's Board of Directors (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Plan, be considered an Incumbent Director; or

             (iii) the stockholders of the Company shall approve (A) any consolidation or merger of the Company or any Subsidiary where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 80% or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

          Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Stock or other Voting Securities outstanding, increases (x) the proportionate number of shares of Stock beneficially owned by any person to 30% or more of the shares of Stock then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any person to 30% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional shares of Stock or other Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction), then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause (i).

SECTION 14.  General Provisions

     (a) No Distribution; Compliance with Legal Requirements. The Committee may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

     No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

     (b) Delivery of Stock Certificates. Delivery of stock certificates to participants under this Plan shall be deemed effected for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the participant, at the participant's last known address on file with the Company.

     (c) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

SECTION 15.  Effective Date of Plan

     This Plan shall become effective upon approval by the holders of a majority of the shares of Stock of the Company present or represented and entitled to vote at a meeting of stockholders. Subject to such approval by the stockholders and to the requirement that no Stock may be issued hereunder prior to such approval, Stock Options and other Awards may be granted hereunder on and after adoption of this Plan by the Board.

SECTION 16.  Governing Law

     This Plan shall be governed by the law of the Commonwealth of Massachusetts except to the extent such law is preempted by federal law.

PROXY                            J. BAKER, INC.                            PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Jerry M. Socol and J. Christopher Clifford, and each of them individually, attorneys with full power of substitution in each for and in the name of the undersigned, with all powers the undersigned would possess if personally present, to vote all shares of the Common Stock of J. Baker, Inc. (the "Company") held of record by the undersigned on April 20, 1994 at the Annual Meeting of Stockholders to be held June 7, 1994 and any adjournment or postponement thereof.

    1.  PROPOSAL to elect
        two Class II Directors:

        /  /  FOR all nominees listed below       /  /  WITHHOLD AUTHORITY to
              (except as marked to the                  vote for any nominee
              contrary below)                           listed below


       Thomas H. Lee    Stanley Simon


    (INSTRUCTION:  To withhold authority to vote for one of the nominees, strike a line through the nominee's name in the list above.)

    2. PROPOSAL to consider and act upon a proposal to approve the 1994 Equity Incentive Plan.

                   /  /  FOR    /  /  AGAINST      /  /  ABSTAIN

    3. PROPOSAL to ratify the selection of KPMG Peat Marwick as independent auditors of the Company for the fiscal year ending January 28, 1995.

                   /  /  FOR    /  /  AGAINST      /  /  ABSTAIN

                                                     (CONTINUED ON REVERSE SIDE)





    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.



PLEASE SIGN IN THE SAME FORM AS NAME        Date: ..............................
APPEARS ON THIS CARD.
FIDUCIARIES AND CORPORATE OFFICERS          Signature: .........................
SHOULD INDICATE THEIR TITLE.
                                            Signature: .........................